Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Third Quarter 2014 Results

Third Quarter Key Metrics

•	Total revenue was $2.9 billion with organic revenue growth of 3%

•	Operating margin increased 150 basis points to 14.5%, and operating margin, adjusted for certain items, was flat at 17.6%

•	EPS increased 27% to $1.04, and EPS, adjusted for certain items, increased 14% to $1.29

•	For the first nine months of 2014, cash flow from operations was $883 million, and free cash flow was $704 million

Third Quarter Highlights

•	Repurchased 5.8 million Class A Ordinary Shares for approximately $500 million

•	On July 15, Aon completed its acquisition of National Flood Services, advancing Aon Affinity's ability to serve clients in the flood insurance sector

•
Subsequent to the close of the third quarter, Aon announced that more than 1.2 million employees, retirees, and their eligible dependents from more than 100 companies are expected to choose individual and employer-sponsored health benefits through Aon's suite of private health exchanges

LONDON - October 31, 2014 - Aon plc (NYSE: AON) today reported results for the three months ended September 30, 2014.

Net income attributable to Aon shareholders was $309 million, or $1.04 per share, compared to $256 million, or $0.82 per share, for the prior year quarter. Net income per share attributable to Aon shareholders, adjusted for certain items, increased 14% to $1.29, compared to $1.13 in the prior year quarter, including a $0.01 per share unfavorable impact on adjusted net income from continuing operations if the Company were to translate prior year quarter results at current quarter foreign exchange rates. Certain items that impacted third quarter results and comparisons with the prior year quarter are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

“Our third quarter results reflect double-digit earnings growth of fourteen percent in our seasonally weakest quarter driven by underlying operational performance and effective capital management,” said Greg Case, president and chief executive officer. “We expect to deliver strong operating performance across both Risk and HR Solutions in the fourth quarter, benefiting from investments in client serving capabilities such as our Global Risk Insight Platform and health care exchanges, resulting in a solid year of operational improvement and record free cash flow generation.”

THIRD QUARTER FINANCIAL SUMMARY

Total revenue increased 3% to $2.9 billion compared to the prior year quarter driven entirely by 3% organic revenue growth.

Total operating expenses for the third quarter increased 1% to $2.5 billion compared to the prior year quarter due primarily to an increase in expense associated with 3% organic revenue growth, an increase in expense to support future growth in our health care exchange business, and a $16 million unfavorable impact from foreign currency translation, partially offset by a $30 million decrease in formal restructuring costs, savings related to the Aon Hewitt restructuring program, and an $8 million decrease in intangible asset amortization.

Depreciation expense increased 3%, or $2 million, to $61 million compared to the prior year quarter.

Intangible asset amortization expense decreased 8%, or $8 million, to $90 million compared to the prior year quarter, consisting of a $9 million decrease in HR Solutions and a $1 million increase in Risk Solutions.

Restructuring savings in the third quarter related to the Aon Hewitt restructuring program are estimated at $101 million compared to $88 million in the prior year quarter. Of the estimated savings in the third quarter, approximately $76 million were related to the HR Solutions segment compared to $69 million in the prior year quarter, and approximately $25 million were related to the Risk Solutions segment compared to $19 million in the prior year quarter.

In HR Solutions, approximately $301 million of the expected $303 million in total cumulative savings have been achieved under the program, with the remaining $2 million of savings expected to be achieved by the end of 2014. In Risk Solutions, approximately $94 million of the expected $99 million in total cumulative savings have been achieved under the program, with the remaining $5 million of savings expected to be achieved by the end of 2014. The Company has incurred all remaining costs for the Aon Hewitt restructuring program, and the program was closed in the fourth quarter of 2013.

Foreign currency exchange rates in the third quarter had a $0.01 per share, or $5 million pretax, unfavorable impact (-$8 million in Risk Solutions, +$2 million in HR Solutions, +$1 million in Unallocated expenses) on adjusted net income from continuing operations if the Company were to translate prior year quarter results at current quarter foreign exchange rates.

Effective tax rate in the third quarter was 19.1% compared to 25.1% in the prior year quarter.  The effective tax rate in the third quarter of 2014 was favorably impacted by changes in the geographic distribution of income, partially offset by an unfavorable impact from certain discrete tax items.

Average diluted shares outstanding decreased to 296.1 million in the third quarter compared to 312.9 million in the prior year quarter. The Company repurchased 5.8 million Class A Ordinary Shares for approximately $500 million in the third quarter. The Company has $1.1 billion of remaining authorization under its share repurchase program.

Cash flow from operations for the first nine months of 2014 decreased 10% to $883 million driven primarily by significant receivable collections in the prior year period and higher than normal tax payments, partially offset by a decline in pension contributions.

Free cash flow, as defined by cash flow from operations less capital expenditures, for the first nine months of 2014 decreased 13% to $704 million driven by a decrease in cash flow from operations and a $5 million increase in capital expenditures. A reconciliation of free cash flow to cash flow from operations can be found on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 of this press release.

THIRD QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the third quarters of 2014 and 2013. The third quarter segment reviews provided below include supplemental information related to organic revenue, adjusted operating income and operating margin, which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

RISK SOLUTIONS

					Less:
(millions)	Three Months Ended			Less:	Acquisitions,
Commissions, Fees and Other	Sep 30, 2014	Sep 30, 2013	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Retail	$1,458	$1,424	2%	—%	—%	2%
Reinsurance	371	389	(5)	—	(1)	(4)
Subtotal	$1,829	$1,813	1%	—%	—%	1%
Investment Income	7	8	(13)
Total Revenue	$1,836	$1,821	1%

Risk Solutions total revenue increased $15 million compared to the prior year quarter due to 1% organic growth in commissions and fees.

Retail organic revenue increased 2% reflecting revenue growth in both the Americas and International businesses. Americas organic revenue increased 2% reflecting strong growth in Latin America and US Affinity, partially offset by an $8 million unfavorable impact from timing of certain revenue in US Retail and Canada. International organic revenue increased 2% driven by solid growth across Asia and New Zealand and strong management of the renewal book portfolio in continental Europe, partially offset by a $4 million unfavorable impact from timing of certain revenue.

Reinsurance organic revenue decreased 4% compared to the prior year quarter due primarily to an unfavorable market impact in treaty, a decline in capital markets and transaction advisory business, and a $3 million unfavorable impact from timing of certain revenue, partially offset by net new business growth in treaty placements and growth in facultative placements.

	Three Months Ended
(millions)	September 30, 2014	September 30, 2013	% Change
Revenue	$1,836	$1,821	1%
Expenses
Compensation and benefits	1,055	1,047	1
Other general expenses	438	441	(1)
Total operating expenses	1,493	1,488	—
Operating income	$343	$333	3%
Operating margin	18.7%	18.3%
Operating income - adjusted	$372	$385	(3)%
Operating margin - adjusted	20.3%	21.1%

Compensation and benefits for the third quarter increased 1%, or $8 million, compared to the prior year quarter due primarily to an increase in expense associated with 1% organic revenue growth, a $5 million increase in expenses related to acquisitions, net of divestitures, and a $4 million unfavorable impact from foreign currency translation, partially offset by a $7 million decrease in formal restructuring costs and savings related to the Aon Hewitt restructuring program.

Other general expenses for the third quarter decreased 1%, or $3 million, compared to the prior year quarter due primarily to a $17 million decrease in formal restructuring costs, partially offset by an increase in expense associated with 1% organic revenue growth, $4 million of one-time transaction costs related to the National Flood Services acquisition, and a $3 million unfavorable impact from foreign currency translation.

Third quarter operating income increased 3% to $343 million compared to the prior year quarter. Adjusting for certain items detailed on page 12 of this press release, operating income decreased 3%, or $13 million, and operating margin decreased 80 basis points to 20.3%, each compared to the prior year quarter. The decrease in adjusted operating margin was driven by a $15 million, or 60 basis point, unfavorable impact from timing of certain revenue, an $8 million, or 40 basis point, unfavorable impact from foreign currency translation, and $4 million, or 20 basis points, of one-time transaction costs, partially offset by modest organic revenue growth and expense discipline.

HR SOLUTIONS

(millions)	Three Months Ended			Less:	Less: Acquisitions,
Commissions, Fees and Other	September 30, 2014	September 30, 2013	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Consulting Services	$466	$406	15%	2%	(1)%	14%
Outsourcing	604	587	3	—	—	3
Intersegment	(13)	(12)	N/A	N/A	N/A	N/A
Subtotal	$1,057	$981	8%	1%	—%	7%
Investment Income	—	—	N/A
Total Revenue	$1,057	$981	8%

HR Solutions total revenue increased 8% to $1.1 billion compared to the prior year quarter driven by 7% organic growth in commissions and fees and a 1% favorable impact from foreign currency translation.

Organic revenue in Consulting Services increased 14% driven primarily by strong growth in investment consulting and for project work in retirement consulting, in addition to an anticipated favorable impact from timing of revenue in compensation consulting. Organic revenue in Outsourcing increased 3% compared to the prior year quarter due primarily to growth driven by new client wins and project related revenue in benefits administration.

	Three Months Ended
(millions)	September 30, 2014	September 30, 2013	% Change
Revenue	$1,057	$981	8%
Expenses
Compensation and benefits	629	596	6
Other general expenses	315	310	2
Total operating expenses	944	906	4
Operating income	$113	$75	51%
Operating margin	10.7%	7.6%
Operating income - adjusted	$174	$151	15%
Operating margin - adjusted	16.5%	15.4%

Compensation and benefits for the third quarter increased 6%, or $33 million, compared to the prior year quarter due primarily to an increase in expense associated with 7% organic revenue growth and an increase in expense to support future growth of our health care exchange business, partially offset by savings related to the Aon Hewitt restructuring program, a $7 million benefit from timing of certain expenses, and a $5 million decrease in formal restructuring costs.

Other general expenses for the third quarter increased 2%, or $5 million, compared to the prior year quarter due to an increase in expense associated with 7% organic revenue growth and a $4 million unfavorable impact from foreign currency translation, partially offset by a $9 million decrease in intangible asset amortization and a $2 million benefit from timing of certain expenses.

Third quarter operating income increased 51% to $113 million compared to the prior year quarter. Adjusting for certain items detailed on page 12 of this press release, operating income increased 15%, or $23 million, and operating margin increased 110 basis points to 16.5%, each compared to the prior year quarter. The increase in adjusted operating margin was driven by strong organic revenue growth, an anticipated favorable impact from timing of revenue in compensation consulting, and a $9 million benefit from timing of certain expenses, partially offset by an anticipated increase in expense related to future growth in health care exchanges.

INCOME BEFORE INCOME TAXES

	Three Months Ended
(millions)	September 30, 2014	September 30, 2013	% Change
Risk Solutions	$343	$333	3%
HR Solutions	113	75	51
Unallocated expenses	(39)	(44)	(11)
Operating income	$417	$364	15%
Interest income	3	3	—
Interest expense	(65)	(53)	23
Other income	35	39	(10)
Income before income taxes	$390	$353	10%

Unallocated expenses decreased $5 million to $39 million compared to the prior year quarter primarily driven by expense discipline. Interest income was flat at $3 million compared to the prior year quarter. Interest expense increased $12 million to $65 million compared to the prior year quarter due primarily to an increase in the total debt outstanding and costs related to certain derivative hedging programs. Other income primarily includes a gain on the sale of the Company's eSolutions business and gains on certain long term investments. The prior year quarter primarily includes gains on sale of investments and on certain Company owned life insurance plans.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, October 31, 2014 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

 About Aon
Aon plc (NYSE:AON) is the leading global provider of risk management, insurance and reinsurance brokerage, and human resources solutions and outsourcing services. Through its more than 66,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via innovative and effective risk and people solutions and through industry-leading global resources and technical expertise. Aon has been named repeatedly as the world’s best broker, best insurance intermediary, reinsurance intermediary, captives manager and best employee benefits consulting firm by multiple industry sources. Visit www.aon.com for more information on Aon and www.aon.com/manchesterunited to learn about Aon’s global partnership with Manchester United.

Safe Harbor Statement
This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic conditions in different countries in which Aon does business around the world; changes in the competitive environment; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; rating agency actions that could affect Aon's ability to borrow funds; fluctuations in exchange and interest rates that could influence revenue and expense; the impact of class actions, individual law suits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon, including client class actions, securities class actions, derivative actions and ERISA class actions; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the failure to retain and attract qualified personnel;  the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the effect of the change in global headquarters and jurisdiction of incorporation, including differences in the anticipated benefits; the extent to which Aon retains existing clients and attracts new businesses and Aon’s ability to incentivize and retain key employees; the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and advisory services and business process outsourcing services, among others, that Aon currently provides, or will provide in the future, to clients;  Aon’s ability to implement restructuring initiatives and other initiatives intended to yield cost savings, and the ability to achieve those cost savings;  the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; changes in commercial property and casualty markets and commercial premium rates that could impact revenues; any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others; the damage to our reputation among clients, markets or third parties; the actions taken by third parties that preform aspects of our business operations and client services; changes in costs or assumptions associated with our HR Solutions operating segment’s outsourcing and consulting arrangements that affect the profitability of these arrangements; and Aon’s ability to grow, develop and integrate companies that it acquires or new lines of business.

Further information concerning Aon and its business, including factors that potentially could materially affect Aon's financial results, is contained in Aon's filings with the SEC. See Aon’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. Aon does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue, free cash flow, adjusted operating margin and adjusted earnings per share, that exclude the effects of restructuring charges, intangible asset amortization, capital expenditures, transaction and integration costs and certain other noteworthy items that affected results for the comparable periods. Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items. The impact of foreign exchange is determined by translating last year's revenue, expense or net income at this year's foreign exchange rates. Reconciliations are provided in the attached schedules. Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts. Free cash flow is cash flow from operating activity less capital expenditures. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Senior Vice President, Investor Relations	Vice President, Global Public Relations
+44 (0) 20 7086 0100	312-381-2485

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Nine Months Ended
(millions, except per share data)	Sep 30, 2014	Sep 30, 2013	Percent Change	Sep 30, 2014	Sep 30, 2013	Percent Change
Revenue
Commissions, fees and other	$2,873	$2,786	3%	$8,727	$8,585	2%
Fiduciary investment income	7	8	(13)	19	21	(10)
Total revenue	2,880	2,794	3	8,746	8,606	2
Expenses
Compensation and benefits	1,707	1,666	2	5,166	5,103	1
Other general expenses	756	764	(1)	2,249	2,347	(4)
Total operating expenses	2,463	2,430	1	7,415	7,450	—
Operating income	417	364	15	1,331	1,156	15
Interest income	3	3	—	7	6	17
Interest expense	(65)	(53)	23	(188)	(153)	23
Other income	35	39	(10)	34	54	(37)
Income before income taxes	390	353	10	1,184	1,063	11
Income taxes (1)	75	89	(16)	220	275	(20)
Net income	315	264	19	964	788	22
Less: Net income attributable to noncontrolling interests	6	8	(25)	26	30	(13)
Net income attributable to Aon shareholders	$309	$256	21%	$938	$758	24%

Basic net income per share attributable to Aon shareholders	$1.06	$0.83	28%	$3.15	$2.42	30%
Diluted net income per share attributable to Aon shareholders	$1.04	$0.82	27	$3.11	$2.39	30
Weighted average ordinary shares outstanding - diluted	296.1	312.9	(5)%	301.6	316.7	(5)%

(1)   The effective tax rate is 19.1% and 25.1% for the three months ended September 30, 2014 and 2013, respectively and 18.5% and 25.9% for the nine months ended September 30, 2014 and 2013, respectively.

Aon plc
Revenue (Unaudited)

	Three Months Ended				Nine Months Ended
(millions)	Sep 30, 2014	Sep 30, 2013	Percent Change	Organic Revenue Growth (1)	Sep 30, 2014	Sep 30, 2013	Percent Change	Organic Revenue Growth (1)
Commissions, Fees and Other
Risk Solutions	$1,829	$1,813	1%	1%	$5,759	$5,715	1%	2%
HR Solutions	1,057	981	8	7	3,004	2,891	4	4
Total Operating Segments	$2,886	$2,794	3%	3%	$8,763	$8,606	2%	2%
Fiduciary Investment Income
Risk Solutions	$7	$8	(13)%		$19	$21	(10)%
HR Solutions	—	—	N/A		—	—	N/A
Total Operating Segments	$7	$8	(13)%		$19	$21	(10)%
Total Revenue
Risk Solutions	$1,836	$1,821	1%		$5,778	$5,736	1%
HR Solutions	1,057	981	8		3,004	2,891	4
Intersegment	(13)	(8)	63		(36)	(21)	71
Total	$2,880	$2,794	3%		$8,746	$8,606	2%

(1)        Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items. Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 11 of this release.

Aon plc
Segments (Unaudited)

Risk Solutions

	Three Months Ended			Nine Months Ended
(millions)	Sep 30, 2014	Sep 30, 2013	Percent Change	Sep 30, 2014	Sep 30, 2013	Percent Change
Revenue
Commissions, fees and other	$1,829	$1,813	1%	$5,759	$5,715	1%
Fiduciary investment income	7	8	(13)	19	21	(10)
Total revenue	1,836	1,821	1	5,778	5,736	1
Expenses
Compensation and benefits	1,055	1,047	1	3,265	3,253	—
Other general expenses	438	441	(1)	1,308	1,356	(4)
Total operating expenses	1,493	1,488	—	4,573	4,609	(1)
Operating income	$343	$333	3%	$1,205	$1,127	7%

Operating margin	18.7%	18.3%		20.9%	19.6%

HR Solutions

	Three Months Ended			Nine Months Ended
(millions)	Sep 30, 2014	Sep 30, 2013	Percent Change	Sep 30, 2014	Sep 30, 2013	Percent Change
Revenue
Commissions, fees and other	$1,057	$981	8%	$3,004	$2,891	4%
Fiduciary investment income	—	—	N/A	—	—	N/A
Total revenue	1,057	981	8	3,004	2,891	4
Expenses
Compensation and benefits	629	596	6	1,828	1,775	3
Other general expenses	315	310	2	927	954	(3)
Total operating expenses	944	906	4	2,755	2,729	1
Operating income	$113	$75	51%	$249	$162	54%

Operating margin	10.7%	7.6%		8.3%	5.6%

Total Operating Income (Loss)

	Three Months Ended			Nine Months Ended
(millions)	Sep 30, 2014	Sep 30, 2013	Percent Change	Sep 30, 2014	Sep 30, 2013	Percent Change
Risk Solutions	$343	$333	3%	$1,205	$1,127	7%
HR Solutions	113	75	51	249	162	54
Unallocated	(39)	(44)	(11)	(123)	(133)	(8)
Total operating income	$417	$364	15%	$1,331	$1,156	15%

Total operating margin	14.5%	13.0%		15.2%	13.4%

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow (Unaudited)

Organic Revenue (Unaudited)

	Three Months Ended
(millions)	September 30, 2014	September 30, 2013	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$799	$774	3%	(1)%	2%	2%
International	659	650	1	1	(2)	2
Total Retail brokerage	1,458	1,424	2	—	—	2
Reinsurance brokerage	371	389	(5)	—	(1)	(4)
Total Risk Solutions	1,829	1,813	1	—	—	1
HR Solutions Segment:
Consulting services	466	406	15	2	(1)	14
Outsourcing	604	587	3	—	—	3
Intrasegment	(13)	(12)	N/A	N/A	N/A	N/A
Total HR Solutions	1,057	981	8	1	—	7
Total Operating Segments	$2,886	$2,794	3%	—%	—%	3%

	Nine Months Ended
(millions)	September 30, 2014	September 30, 2013	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$2,329	$2,286	2%	(2)%	2%	2%
International	2,290	2,262	1	1	(3)	3
Total Retail brokerage	4,619	4,548	2	—	(1)	3
Reinsurance brokerage	1,140	1,167	(2)	—	—	(2)
Total Risk Solutions	5,759	5,715	1	—	(1)	2
HR Solutions Segment:
Consulting services	1,245	1,176	6	1	—	5
Outsourcing	1,788	1,746	2	—	—	2
Intrasegment	(29)	(31)	N/A	N/A	N/A	N/A
Total HR Solutions	3,004	2,891	4	1	(1)	4
Total Operating Segments	$8,763	$8,606	2%	—%	—%	2%

Free Cash Flow (Unaudited)

	Nine Months Ended
(millions)	September 30, 2014	September 30, 2013	Percent Change
Cash Provided By Operations	$883	$984	(10)%
Less: Capital Expenditures	(179)	(174)	3
Free Cash Flow (3)	$704	$810	(13)%

(1)   Currency impact is determined by translating last year's revenue at this year's foreign exchange rates.
(2)   Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.
(3)   Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended September 30, 2014				Nine Months Ended September 30, 2014
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,836	$1,057	$(13)	$2,880	$5,778	$3,004	$(36)	$8,746

Operating income (loss) - as reported	$343	$113	$(39)	$417	$1,205	$249	$(123)	$1,331
Intangible asset amortization	29	61	—	90	80	183	—	263
Operating income (loss) - as adjusted	$372	$174	$(39)	$507	$1,285	$432	$(123)	$1,594

Operating margins - as adjusted	20.3%	16.5%	N/A	17.6%	22.2%	14.4%	N/A	18.2%

	Three Months Ended September 30, 2013				Nine Months Ended September 30, 2013
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,821	$981	$(8)	$2,794	$5,736	$2,891	$(21)	$8,606

Operating income (loss) - as reported	$333	$75	$(44)	$364	$1,127	$162	$(133)	$1,156
Restructuring Charges	24	6	—	30	52	57	—	109
Intangible asset amortization	28	70	—	98	86	210	—	296
Headquarters relocation costs	—	—	1	1	—	—	5	5
Operating income (loss) - as adjusted	$385	$151	$(43)	$493	$1,265	$429	$(128)	$1,566

Operating margins - as adjusted	21.1%	15.4%	N/A	17.6%	22.1%	14.8%	N/A	18.2%

	Three Months Ended September 30,		Nine Months Ended September 30,
(millions except per share data)	2014	2013	2014	2013
Operating income - as adjusted	$507	$493	$1,594	$1,566
Interest income	3	3	7	6
Interest expense	(65)	(53)	(188)	(153)
Other income	35	39	34	54

Income before income taxes - as adjusted	480	482	1,447	1,473
Income taxes (2)	91	122	268	382
Net income - as adjusted	389	360	1,179	1,091
Less: Net income attributable to noncontrolling interests	6	8	26	30
Net income attributable to Aon shareholders - as adjusted	$383	$352	$1,153	$1,061

Diluted earnings per share - as adjusted	$1.29	$1.13	$3.82	$3.35

Weighted average ordinary shares outstanding - diluted	296.1	312.9	301.6	316.7

(1)	Certain noteworthy items impacting operating income in 2014 and 2013 are described in this schedule. The items shown with the caption "as adjusted" are non-GAAP measures.

(2)	The effective tax rate is 19.1% and 25.1% for the three months ended September 30, 2014 and 2013, respectively and 18.5% and 25.9% for the nine months ended September 30, 2014 and 2013, respectively.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$382	$477
Short-term investments	217	523
Receivables, net	2,630	2,896
Fiduciary assets (1)	10,815	11,871
Other current assets	711	563
Total Current Assets	14,755	16,330
Goodwill	9,026	8,997
Intangible assets, net	2,612	2,578
Fixed assets, net	760	791
Investments	143	132
Other non-current assets	1,531	1,423
Total Assets	$28,827	$30,251

LIABILITIES AND EQUITY
Current Liabilities
Fiduciary liabilities	$10,815	$11,871
Short-term debt and current portion of long-term debt	660	703
Accounts payable and accrued liabilities	1,528	1,931
Other current liabilities	853	906
Total Current Liabilities	13,856	15,411
Long-term debt	4,840	3,686
Pension, other post-retirement and other post-employment liabilities	1,437	1,607
Other non-current liabilities	1,422	1,352
Total Liabilities	21,555	22,056

EQUITY
Shareholders' Equity
Ordinary shares ($0.01 nominal value)	3	3
Additional paid-in capital	5,012	4,785
Retained earnings	4,718	5,731
Accumulated other comprehensive loss	(2,518)	(2,374)
Total Aon Shareholders' Equity	7,215	8,145
Noncontrolling interests	57	50
Total Equity	7,272	8,195
Total Liabilities and Equity	$28,827	$30,251

 (1)     Includes short-term investments:  2014 - $3,877 million, 2013 - $3,778 million

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
(millions)	Sep 30, 2014	Sep 30, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$964	$788
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses and investments, net	(41)	(28)
Depreciation of fixed assets	183	177
Amortization of intangible assets	263	296
Share-based compensation expense	247	207
Deferred income taxes	77	100
Change in assets and liabilities:
Fiduciary receivables	988	684
Short term investments - funds held on behalf of clients	(177)	(369)
Fiduciary liabilities	(811)	(315)
Receivables, net	220	374
Accounts payable and accrued liabilities	(408)	(330)
Restructuring reserves	(75)	(7)
Current income taxes	(211)	(197)
Pension and other post employment liabilities	(299)	(401)
Other assets and liabilities	(37)	5
CASH PROVIDED BY OPERATING ACTIVITIES	883	984

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of long-term investments	51	81
Purchases of long-term investments	(19)	(13)
Net sales (purchases) of short-term investments - non-fiduciary	301	(13)
Acquisition of businesses, net of cash acquired	(464)	(26)
Proceeds from sale of businesses	48	6
Capital expenditures	(179)	(174)
CASH USED FOR INVESTING ACTIVITIES	(262)	(139)

CASH FLOWS FROM FINANCING ACTIVITIES
Share repurchase	(1,750)	(1,025)
Issuance of shares for employee benefit plans	58	84
Issuance of debt	4,255	4,270
Repayment of debt	(3,073)	(3,870)
Cash dividends to shareholders	(201)	(159)
Sales (purchases) of shares to (from) noncontrolling interests	1	(6)
Dividends paid to noncontrolling interests	(18)	(13)
Proceeds from sale-leaseback	25	—
CASH USED FOR FINANCING ACTIVITIES	(703)	(719)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(13)	(48)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(95)	78
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	477	291
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$382	$369